EXHIBIT 10.16 (b)

Date:     <DATE>
To:     <NAME>
From:     <NAME>

Re:    January 2018 -December 2020 Long-Term Incentive Program

It is my pleasure to congratulate you for being selected to participate in the Long Term Performance Award Program (the “Program”) under The Stanley Black & Decker 2013 Long-Term Incentive Plan. This Program is intended to provide substantial, equity-based awards for specified full-time members of our senior executive team, provided specific Corporate goals are achieved during the Program’s 36 month measurement period (January 2018 -December 2020).

In conjunction with our short-term incentive compensation program (MICP) and our equity award program, the Program is an important element of your total compensation package, and provides a strong additional incentive to continue increasing shareholder value.

Bonus Opportunity

Each participant will have an opportunity to earn a number of Performance Shares (PS) based upon achievement of corporate financial goals, and may earn additional performance shares if the corporate financial goals are exceeded. Each PS unit represents one share of Stanley Black & Decker Common Stock and, accordingly, the potential value of a participant’s performance award under the Program may change as our stock price changes.

Your performance award covers the following number of PS units:

	Threshold	Target	Max
# PS	<NUMBER1>	<NUMBER2>	<NUMBER3>

Performance awards will become vested at the time of settlement to the extent that the applicable performance metrics have been achieved and provided the participant is continuously employed by Stanley Black & Decker until such time, as more fully set forth in the enclosed Terms and Conditions Applicable to Long Term Performance Awards. There is a new enhancement to the payout in the event of termination for Retirement, death, or Disability as described in the Terms & Conditions.

Financial Measurements

The Corporate financial goals for this Program consist of three metrics. Two absolute goals (EPS and CFROI) and one relative goal (TSR) as set forth in the attached document.

Although this summary includes the key aspects of the Program, it is not intended to represent a full accounting of the rules and regulations applicable to the Program and is subject to the terms described in the Terms and Conditions Applicable to Long Term Performance Awards and The Stanley Black & Decker 2013 Long-Term Incentive Plan (available on request), which together with this document govern the Program.

Best regards,

EXHIBIT 10.16 (b)

Terms and Conditions applicable to
Long Term Performance Awards
This certifies that Stanley Black & Decker, Inc. (the “Company”) has, on the Date set forth in Award Letter to which these Terms and Conditions apply, granted to the Participant named above a performance award (“Performance Award”) of that number of Performance Units set forth in the Award Letter, subject to certain restrictions and on the terms and conditions contained in the Award Documents and the Company’s 2013 Long-Term Incentive Plan, as amended from time to time (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and the Award Documents, the terms of the Plan shall govern. This Performance Award represents the right of the Participant to receive a number of Shares to be issued if the Company achieves the Performance Goals for the Measurement Period and employment requirements are satisfied.

1.
Time and Manner of Settlement. As soon as practicable following completion of the applicable Measurement Period, and assuming that the Threshold Performance Goals are achieved and employment requirements are satisfied, the Company shall issue a number of Shares to the Participant, in settlement of the Participant’s Performance Award, equal to (i) the number of Shares specified in the Award Letter to be issued based upon the Performance Goals achieved plus (ii) in the event performance falls between the Threshold and Target or Target and Maximum Goals as specified in the Award Documents, a pro rata number of Shares calculated as follows (rounded to the closest whole number):

S = ((A-L)/(N-L))x(SN-SL)
where:
S =the additional number of Shares to be issued
A = the actual achievement in respect of the applicable performance factor
L = the Goal exceeded for the applicable performance factor (i.e., threshold or target)
N =the next highest Goal for the applicable performance factor (i.e., target or maximum)
SN =the number of Shares designated for issuance at the next highest applicable Performance Goal; and
SL = the number of Shares designated for issuance at the applicable Performance Goal reached.

2.
Vesting; form of settlement. Performance Awards will become vested on the Settlement Date to the extent that the applicable performance metrics have been achieved and, except as set forth below, provided that the participant is continuously employed by the Company until such time. Performance Awards will be settled in shares of Company common stock as soon as practicable following the end of the Measurement Period. Performance Awards will be settled in the form of Unrestricted Stock.

If a participant’s employment with the Company terminates prior to the date the Performance Awards are settled due to his or her Retirement, death or Disability and the participant complies with the Restrictive Covenants for the Restriction Period, the participant’s Performance Award will be settled in the form of Unrestricted Stock at the same time as performance awards for active participants are settled, to the extent the applicable performance metrics have been achieved. If the termination occurs during the first year of the Measurement Period, such settlement shall be prorated based on the number of complete months in the Measurement Period that the participant was employed by the Company. A participant whose employment with the Company terminates prior to the Settlement Date for any other reason will forfeit all rights in respect of his or her Performance Award and will not be entitled to receive any Shares or other payment under the Program.

3.	Rights of a Shareholder. The Participant shall not have any rights of a shareholder with respect to the Performance Awards or any Shares issued in settlement thereof prior to the Settlement Date.

4.	Transferability. Transferability shall be as set forth in the Plan.

5.
Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, Performance Awards granted hereunder, as set forth in the Plan.

6.
Miscellaneous. The Committee shall have full authority to administer the Performance Awards and to interpret the terms of the Award Documents, which authority includes the authority to waive certain conditions in

EXHIBIT 10.16 (b)

appropriate circumstances. All decisions or interpretations of the Committee with respect to any question arising in respect of the Performance Awards shall be binding, conclusive and final. The waiver by the Company of any provision of this document or any other Award Document shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this document or any other Award Document. The validity and construction of the terms of this document and any other Award Document shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in this document and any other Award Document are subject in all respects to the terms and conditions of the Plan, which shall be controlling. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes hereof.

7.
Unfunded Arrangement. The Performance Awards represented in the Award Documents constitute an unfunded unsecured promise of the Company and the rights of the Participant in respect of the Performance Awards are no greater than the rights of an unsecured creditor of the Company.

8.
Capitalized Terms. The following capitalized terms shall have the meaning set forth below for purposes of this Letter. All other capitalized terms used in this document shall have the meanings set forth in the Plan.

Award Documents. The documents provided to a Participant that advise the Participant that he or she has been selected to Participate in the Performance Award Program and set forth the Performance Period, Performance Factors, Performance Goals, amounts payable at the Threshold, Target and Maximum Levels, and the terms and conditions applicable to the Award, which shall consist of an Award Letter, signed by the Chief Executive Officer or the Chief Human Resources Officer, and the documents referenced therein.
Disability. Disability has the meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, or any successor provision.
Executive Officer. A person who the Company has designated an Executive Officer as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934 and as such term is used in Item 401(b) of Regulation S-K.
Measurement Period. The period during which financial performance is measured against the applicable Performance Goals as set forth in the Award Documents.
Performance Factors. Threshold, Target and Maximum performance to be achieved over the Measurement Period.
Performance Goals. Goals established by the Committee or, pursuant to an appropriate delegation of authority, the Chief Executive Officer, for performance of the Company as a whole and/or specific businesses or functions during the Measurement Period. The Performance Goals applicable to a Participant for a particular Measurement Period, if not enclosed with the Award Letter, will be communicated to the Participant by a member of the Company’s Human Resources Department.
Restriction Period. The period of time between the Termination Date and the Settlement Date, or the period of restriction contained in any Restrictive Covenant Agreement executed by the Participant with respect to Participant’s employment with the Company, whichever is longer.
Restrictive Covenants. The Restrictive Covenants contained in any Restrictive Covenant Agreement executed by a Participant regarding his or her employment with the Company or a subsidiary thereof. To be eligible to receive distributions of Performance Awards following a termination of employment due to Retirement, death or Disability, Participant understands and agrees that (i) Participant may not accept employment (as an employee or contractor) for a competitor of the Company, disparage the Company or any of its employees, solicit customers of the Company, or solicit employees of the Company for employment directly or indirectly, at any time during the Restriction Period and (ii) in the event Participant fails to comply with clause (i), Participant will not be eligible to receive any distribution Participant otherwise would have received under this provision. The Restrictive Covenants set forth herein apply only to eligibility to receive distributions of Performance Awards following a termination of employment due to Retirement, death or Disability. Because they serve only as a condition to eligibility to receive a Performance Award, these Restrictive Covenants are in addition to, and do not supersede, any Restrictive Covenants set forth in any written employment agreement or other agreement with a Participant. Notwithstanding anything to the contrary set forth herein, the restrictions contained herein (i) are not intended to, and shall be interpreted in a manner that does not limit or restrict you from

EXHIBIT 10.16 (b)

exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended) and (ii) do not apply to any Participant working from or based in any jurisdiction where such restrictions are prohibited, including, without limitation, the State of California.
Retirement. The Participant’s termination of employment with the Company and each of its Affiliates after attaining the age of 55 and completing 10 years of service.
Settlement Date. The date payments are made to Participants based on the Performance Goals achieved for the Measurement Period. The payments will typically occur by March 15 of the year following the Measurement Period.
Shares. Shares of Unrestricted Stock to be issued if Performance Goals are achieved, as specified in the Award Documents.
Termination Date. The date upon which the participant ceases to be an employee of Stanley Black & Decker, Inc., or a subsidiary thereof.
Unrestricted Stock. Common Stock of the Company that may be sold at any time.